Exhibit 15.2

February 17, 2026

To: Lufax Holding Ltd

18th Floor, No. 1333

Lujiazui Ring Road

Pudong New District, Shanghai

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations,” “Item 3. Key Information—Enforceability of Civil Liabilities,” “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure,” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the Principal Consolidated Affiliated Entities” in Lufax Holding Ltd’s annual report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summaries of our opinions under these headings into Lufax Holding Ltd’s registration statements on Form S-8 (No. 333-258286 and 333-271220) and Lufax Holding Ltd’s registration statement on Form F-3 (No. 333-271209). We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Haiwen & Partners
Haiwen & Partners